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                      [LETTERHEAD OF BINCHYS SOLICITORS]

20th March 1997

The Directors
CBT Group Plc,
Beech Hill,
Clonskeagh
Dublin 4 Ireland

  RE:CBT GROUP PLC

Gentlemen:

This letter is written in connection with the registration (the
"Registration") of 17,840 Ordinary Shares of the CBT Group Public Limited Company (the "Company") for which we have acted as Irish solicitors.

This opinion is limited to Irish law as applied by the Irish courts and is given on the basis that it will be governed by and construed in accordance with Irish law. We have made no investigation of the laws of any jurisdiction other than Ireland and neither express nor imply any opinion as to any other laws and in particular the laws of the United States of America or any individual state thereof.

For purposes of this opinion we have examined the following documents:

1. Copies of the Articles of Association of the Company adopted on March 31, 1995 and amended by Special Resolution passed on July 6, 1995 (the "Articles");

2. The Form S-3 Registration Statement (the "Registration Statement") in respect of the Registration proposed to be filed on 24th March, 1997 with the U.S. Securities and Exchange Commission;

3. The Share Register of the Company, its minute book and the records of the Company as maintained at the Company's Registration Office in Dublin.

  We have assumed that all of the documents examined are accurate records of the matters to which they refer and have been executed by the people who appear to have signed then and that all copy documents are authentic copies of original documents.

  On the basis of the foregoing, we are of the opinion that under the Articles the authorized share capital of the Company is, and will, upon completion of the Registration, be IR(Pounds)11,250,000 divided into 30,000,000 Ordinary Shares, par value IR37.5p per share.

  The adoption of the Articles and the creation of the Ordinary Shares have been carried out in accordance with Irish law, so that the Ordinary Shares to be registered pursuant to the Registration have been legally and validly issued and are fully paid and no further contributions in respect thereof are required to be made to the Company by the holders of such Ordinary Shares by reason of their being such holders.

  This opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement and to the references made to our firm in the Registration Statement and incorporated by reference into any Registration Statement on Form S-3 filed with the Securities and Exchange Commission pursuant to Rule 462 of the Securities Act of 1933, as amended, under the heading "Legal Matters."

                                          Yours faithfully,

                                          /s/ Binchys
                                              Binchys